Exhibit 99.1
Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile
Apollo Management Media Relations:
Kelly Nugent
Associate Vice President
Rubenstein Associates
212/843-8069 / 646-275-7040/mobile
News
For Immediate Release:
Popular, Inc. Signs Agreement to Sell Majority Interest in
EVERTEC to Funds Managed by Apollo Management, L.P.
     San Juan, Puerto Rico, Thursday, July 1, 2010 — Popular, Inc. announced today that it entered into an agreement and a plan of merger that contemplates funds managed by Apollo Management, L.P. acquiring a 51% interest in Popular’s processing subsidiary, EVERTEC, and related processing businesses, through the establishment of a joint venture. The new joint venture is valued at approximately $900 million. As part of the transaction, Popular transferred its merchant acquiring and processing and technology businesses to EVERTEC.

     “We are enthusiastic about a new partnership with Apollo and we will retain a 49% interest because we believe in EVERTEC’s growth potential moving forward,” said Popular, Inc. Chairman & CEO Richard L. Carrión. “Upon completion, this transaction will conclude our current capital plan.”
     “We are excited to be acquiring one of the leading transaction processing companies in Latin America,” said Apollo senior partner Marc Becker. “With EVERTEC, we believe we are partnering with the top management team in the region and are confident in the growth prospects for the company.”
     The transaction is subject to certain regulatory approvals and other closing conditions, and is subject to the parties completing negotiations of certain agreements to support the transition of the processing business to the joint venture and a master services agreement pursuant to which EVERTEC will provide processing services to Popular. Under the agreement, Apollo has the option to require Popular to sell or retain EVERTEC’s operations in Venezuela, which could result in a reduction of the transaction consideration of approximately $30 million. The transaction is expected to close in the third quarter of 2010.
     The transaction is expected to result in a net gain after taxes for Popular of approximately $600 million. The net cash proceeds to be received by Popular after paying for transaction costs and taxes are estimated at approximately $595 million. The sale is expected to have a positive impact of approximately 2.4% on Tier 1 Common, Tier 1 Capital and Total Capital ratios, and of approximately 1.7% on Popular’s Tier 1 Leverage ratio.
     Goldman, Sachs & Co acted as the exclusive financial advisor, while Sullivan & Cromwell LLP and McConnell Valdes LLC acted as legal advisors to Popular in this transaction. Bank of America Merrill Lynch and Morgan Stanley acted as financial advisors for Apollo Management L.P. and also provided committed financing for the transaction.
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     Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 34th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular provides processing technology services through its processing subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.
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About Apollo
     Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of over $53 billion as of December 31, 2009, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.
     An electronic version of this press release can be found at the Corporation’s website, www.popular.com.
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